Exhibit 3.1

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “COLUMBIA LABORATORIES, INC.”, FILED IN THIS OFFICE ON THE SEVENTH DAY OF AUGUST, A.D. 2013, AT 12:45 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

	Jeffrey W. Bullock, Secretary of State
2113252 8100	AUTHENTICATION:	0647320
130963633	DATE:	08-07-13

You may verify this certificate online

at corp. delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:49 PM 08/07/2013
FILED 12:45 PM 08/07/2013
SRV 130963633 – 2113252 FILE

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION OF

COLUMBIA LABORATORIES, INC.

Columbia Laboratories, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY that:

FIRST: The Board of Directors of the Corporation (the “Board of Directors”), at a meeting held on March 1, 2013, duly adopted resolutions setting forth proposed amendments of the certificate of incorporation of the Corporation, declaring said amendments to be advisable and proposing that said amendments be submitted to the stockholders of the Corporation for their consideration and approval. The resolutions setting forth the proposed amendments are substantially as follows:

RESOLVED, that the Board of Directors declares that it is advisable to amend Article FOURTH of the certificate of incorporation of the Corporation as follows;

Amend Article FOURTH by adding the following after the first paragraph of Article FOURTH:

Effective 12:01 A.M., Eastern Time, on August 9, 2013 (the “Effective Date”), each eight (8) shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Date, shall automatically be reclassified, without any action on the part of the holder thereof, into one fully paid and nonassessable share of Common Stock. The Corporation shall not issue fractional shares to the stockholders entitled to a fractional interest in a share of Common Stock issued pursuant to the Reverse Stock Split. In lieu of any fractional share of Common Stock to which a stockholder otherwise would be entitled as a result of the Reverse Stock Split, the Corporation shall pay a cash amount equal to the fair value of the fractional share of Common Stock as of the Effective Date of the Reverse Stock Split which shall be equal to a proportionate interest of the value of a whole share based on the closing sale price of the Common Stock on the Nasdaq Stock Market on the Effective Date.

SECOND: The stockholders of the Corporation duly approved and adopted such amendments in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Frank C. Condella, Jr., its President and Chief Executive Officer, thereunto duly authorized, this 7th day of August, 2013.

COLUMBIA LABORATORIES, INC.

By:	/s/ Frank C. Condella, Jr.
Name:	Frank C. Condella, Jr.
Title:	Chief Executive Officer